Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

July 1, 2010

XL Group Public Limited Company
No. 1 Hatch Street Upper, 4th Floor
Dublin 2
Ireland

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special United States counsel to XL Group Public Limited Company, a public company limited by shares incorporated under the laws of Ireland (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the post-effective amendment dated July 1, 2010 to the Company’s registration statement on Form S-3 (No. 333-155777) (the “Registration Statement”), relating to the offering from time to time, in one or more series (if applicable), of securities including (i) senior or subordinated debt securities of the Company (the “Debt Securities”); (ii) warrants (the “Warrants”) to purchase the Company’s ordinary shares with a nominal value of $0.01 per share (“Ordinary Shares”); (iii) contracts for the purchase of Ordinary Shares (the “Purchase Contracts”); and (iv) units, each consisting of one or more Purchase Contracts and, as security for the holder’s obligation to purchase Ordinary Shares thereunder, any one or more of (a) Debt Securities, (b) debt or equity obligations of third parties, including U.S. Treasury securities or (c) preference shares of the Company (the “Units”). The Debt Securities, Warrants, Purchase Contracts and Units are referred to herein collectively as the “Securities.”

     The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

     The senior Debt Securities are to be issued from time to time pursuant to an indenture (the “Senior Indenture”) to be entered into between the Company and the trustee to be named therein. The subordinated Debt Securities are to be issued from time to time pursuant to a subordinated indenture (together with the Senior Indenture, the “Indentures”) to be entered into between the Company and the trustee to be named therein.

     The Warrants are to be issued from time to time under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein.

     The Purchase Contracts are to be issued from time to time under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein.

     The Units are to be issued from time to time under one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the unit agent to be named therein.

     In arriving at the opinion expressed below, we have reviewed the following documents:

     (a) the Registration Statement; and

     (b) forms of the Indentures, filed as exhibits to the Registration Statement.

     In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

     1. The Debt Securities to be issued under each of the Indentures, when issued and sold by the Company against receipt of consideration therefor, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

     2. The Warrants to be issued under each Warrant Agreement, when issued and sold by the Company against receipt of consideration therefor, will be the valid, binding and enforceable obligations of the Company.

     3. The Purchase Contracts to be issued under each Purchase Contract Agreement, when issued and sold by the Company against receipt of consideration therefor, will be the valid, binding and enforceable obligations of the Company.

     4. The Units to be issued under each Unit Agreement, when issued and sold by the Company against receipt of consideration therefor, will be the valid, binding and enforceable obligations of the Company.

     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

     In rendering the opinions expressed above, we have further assumed that (i) a prospectus supplement, pricing supplement and/or term sheet will be prepared and filed with the Commission describing the Securities offered thereby; (ii) the Company will duly authorize the offering and issuance of the Securities and will duly authorize and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and in the prospectus and prospectus supplement, pricing supplement and/or term sheet applicable to such Securities and, in the case of the Debt Securities, to the terms of the applicable Indenture, and will not violate any applicable law or conflict with public policy in any respect; (iii) the Company will duly authorize, execute and deliver the applicable Indenture, Warrant Agreement, Purchase Contract Agreement and Unit Agreement and will take any other appropriate corporate action, and the Indentures will conform to the forms thereof filed as exhibits to the Registration Statement; (iv) any receipts evidencing Warrants, Purchase Contracts or Units and any agreement governing the issuance of those Securities will be governed by New York law; (v) the Securities will be offered, issued, sold and delivered (A) in accordance with the terms of an agreement or agreements duly authorized, executed and delivered by the parties thereto, (B) in compliance with applicable law, any applicable requirements set forth in any corporate action authorizing such Securities and any agreement governing the issuance of those Securities and (C) in the manner contemplated by the Registration Statement and the prospectus and prospectus supplement, pricing supplement and/or term sheet applicable to such Securities; and (vi) if Securities are issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

     In rendering the opinion expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

     We express no opinion regarding any securities issued by, or other obligations of, third parties or regarding any preference shares of the Company that may be included in the Units referred to in paragraph 4 above.

      We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

     We note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York (excluding for such purposes any matter relating to the insurance laws and regulations of such jurisdictions).

     We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Janet L. Fisher
Janet L. Fisher, a Partner